EXHIBIT 15.1

WILLIAMS & WEBSTER, P.S.
Certified Public Accountants
601 West Riverside
Suite 1940
Spokane, Washington 99201-0611
(509) 838-5111
FAX (509) 624-5114

Board of Directors
VMH VideoMovieHouse.com

LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION

Re: The VMH VideoMovieHouse.com 2003 Nonqualified Stock Option Plan

With respect to the subject Form S-8 registration statement, we acknowledge our awareness of the use therein of our report dated April 28, 2003 related to our review of interim financial information for the quarter ending March 31, 2003.

Pursuant to Rule 436 under the Securities Act of 1933 ("the Act"), such report is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/ Williams & Webster P.S.
Williams & Webster, P.S.
Spokane, Washington

June 25, 2003